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                             Addendum to Management
                          Agreement between Lord Abbett
                     Investment Trust and Lord, Abbett & Co,
                    DATED OCTOBER 20, 1993 (THE "AGREEMENT")

         Lord, Abbett & Co. and Lord Abbett Investment Trust (the "Trust") on behalf of Lord Abbett U.S. Government Series ("Fund Series") do hereby agree that the annual management fee rate for the Fund Series with respect to paragraph 2 of the Agreement shall be .50% 1% of the average daily net assets of the Fund Series up to $3,000,000,000 and .45% of 1% of the average daily net assets of the Fund Series in excess of $3,000,000,000.

         For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Series.


                               LORD, ABBETT & CO.

                            BY: /s/ Robert S. Dow
                                -----------------
                                Managing Partner

                          LORD ABBETT INVESTMENT TRUST
                (on behalf of Lord Abbett U.S. Government Series)

                          BY: /s/ Kenneth B. Cutler
                              ---------------------
                               Vice President


Dated: July 8, 1996